Exhibit 5.1

[Letterhead of Lowenstein Sandler LLP]

November 17, 2014

Metalico, Inc.

186 North Avenue East

Cranford, New Jersey 07016

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as legal counsel to Metalico, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of the above-referenced Registration Statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”). The Registration Statement relates to the registration for resale by the selling stockholder named in the Registration Statement (the “Selling Stockholder”) of up to 4,953,190 shares, subject to adjustment as a result of stock splits, stock dividends or similar transactions, of the Company’s common stock, $0.001 par value per share (the “Shares”), potentially issuable upon exercise of a warrant (the “Warrant”) issued to the Selling Stockholder. This opinion is being rendered in connection with the filing of the Registration Statement with the Commission.

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of (i) the Warrant, (ii) the Fourth Amended and Restated Certificate of Incorporation of the Company, as amended, (iii) the Fourth Amended and Restated Bylaws of the Company and (iv) such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares, when issued and delivered in accordance with the terms of the Warrant, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the Delaware General Corporation Law. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ LOWENSTEIN SANDLER LLP

LOWENSTEIN SANDLER LLP